Exhibit 99.2

Fourth Quarter and Full Year 2015 Results and Initial 2016 Outlook

•	Enterprise Annual Recurring Revenue (ARR) increased by more than 200% during 2015, from $20 million at the end of 2014 to $61 million at the end of 2015.

•	Excluding $31 million of ARR contributed by the acquisition of World Energy Solutions, enterprise ARR grew by 50% organically during 2015, including 80% growth of our enterprise subscription software ARR.

Fourth Quarter 2015

Fourth quarter 2015 revenue was $59 million, which represented a year-over-year increase of 29%.

Revenue in the quarter included approximately $13 million related to the acquisition of World Energy Solutions earlier in the year, without which fourth quarter revenue would have been in line with fourth quarter 2014 revenue of $46 million.

Revenue from grid operator customers grew from $18 million in the fourth quarter of 2014 to $21 million in the fourth quarter of 2015. The 13% year-over-year increase was primarily due to growth of our business in South Korea.

Utility customers contributed $13 million of revenue in the quarter, representing a $1 million, or 6%, year-over-year increase from fourth quarter 2014 utility revenue of $12 million.

Revenue from enterprise customers was $26 million in the fourth quarter compared to $16 million in the prior-year period. Adjusting for the impact of the acquisition of World Energy Solutions and a divestiture at the end of 2014, organic revenue was essentially flat in the fourth quarter as software growth was offset by lower professional services revenue.

International revenue in the fourth quarter was $23 million, 27% higher year-over-year compared to fourth quarter 2014 international revenue of $18 million.

Fourth quarter gross margin was 39% compared to 46% in the fourth quarter of 2014. The principal driver of the year-over-year decline in gross margin was lower margin from our international demand response portfolio.

During the fourth quarter, we performed our annual goodwill impairment test. The decline in our stock price during 2015 resulted in a market value for our equity at the time of the test that was below the corresponding book value, and consequently we incurred a non-cash goodwill impairment charge of $109 million. Excluding the goodwill impairment charge and gains on the sale of a service line in the prior year period, operating expenses in the quarter increased by $6 million year-over-year to $57 million, due to $6 million of expenses added from the acquisition of World Energy Solutions.

Fourth quarter adjusted EBITDA1, which excludes the impact of the goodwill impairment charge among other items, was ($20) million compared to ($14) million in the prior-year period. Non-GAAP net loss1 was ($29) million, or ($1.02) per diluted share, compared to ($16) million, or ($0.60) per diluted share, in the fourth quarter of 2014. Including the non-cash goodwill impairment charge, GAAP net loss in the quarter was ($129) million, or ($4.51) per diluted share, compared to ($27) million, or ($0.98) per diluted share, in the fourth quarter of 2014.

[1]

Refer to “Statement of Use of Non-GAAP Measures” for non-GAAP definitions and refer to the financial schedules attached to this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cash flow from operations in the quarter was $22 million while free cash flow1 was $17 million. Additionally, we spent $20 million during the quarter to repurchase $33 million in aggregate principal of our convertible notes due in August 2019. At the end of the quarter, we had a cash balance of $138 million and $127 million of principal outstanding on our convertible notes.

We ended the fourth quarter with total ARR of $127 million comprised of $65 million from utility customers and $61 million from enterprise customers. Utility ARR was flat sequentially while enterprise ARR grew by $3 million sequentially. The fourth quarter sequential growth in enterprise ARR was driven by $5 million of growth in our subscription software offerings, offset by $2 million of contraction in our procurement ARR.

Full Year 2015 Results

Full year 2015 revenue was $400 million, which was 15% lower year-over-year, driven by lower revenue from grid operator customers partially offset by greater than 20% organic enterprise software growth and revenue added from acquisitions.

Total grid operator revenue was $259 million in 2015 compared to $369 million in 2014. The year-over-year decline in revenue from grid operator customers was primarily attributable to our demand response participation in PJM and Western Australia. In PJM, participation in a new program resulted in a revenue deferral into 2016 and we also recognized lower year-over-year revenue from incremental auction activity. In Western Australia, a lower capacity price and a change in our revenue recognition policy in the fourth quarter of 2014 resulted in a year-over-year revenue decline.

Revenue from utility customers totaled $63 million in 2015, which included $3 million from the acquisition of Pulse Energy. Excluding the acquired revenue, utility revenue declined by $2 million, or 3%, year-over year in 2015 due to the completion of certain utility demand response programs.

Enterprise revenue grew by 88% from $41 million in 2014 to $77 million in 2015, primarily as a result of the acquisition of World Energy Solutions in January 2015. Excluding revenue added by World Energy Solutions and a small divestiture made at the end 2014, revenue from enterprise customers was relatively unchanged in 2015 as organic software growth of 21% was offset by a year-over-year decline in professional services revenue.

Full year 2015 international revenue of $87 million declined by 12% from $98 million in 2014 as strong growth of our business in South Korea was more than offset by lower year-over-year pricing in Western Australia and Canada, and the previously mentioned change in our Western Australia revenue recognition.

Consolidated gross margin was 39% in 2015 compared to 45% in 2014. The gross margin contraction was primarily driven by the smaller mix of high-margin PJM incremental auction revenue that resulted from the aforementioned year-over-year decline in that activity.

Operating expenses, excluding the goodwill impairment charge and the gain on the sale of assets and service lines, were $237 million for the full year, which was $41 million higher year-over-year after excluding the impact of gains on sales realized during 2014. The year-over-year increase in operating expenses was principally attributable to $34 million of expenses added from acquisitions. Adjusted EBITDA1, which excludes the impact of the goodwill impairment charge among other items, was ($21)

million in 2015 compared to $76 million in 2014. Non-GAAP net (loss) income1 was ($56) million, or ($1.98) per diluted share, in 2015, compared to $40 million, or $1.39 per diluted share, in 2014. Including the non-cash goodwill impairment charge, GAAP net (loss) income for the full year was ($185) million, or ($6.51) per diluted share, compared to $12 million, or $0.42 per diluted share, in the prior year.

Cash flow from operations in 2015 was $3 million while free cash flow1 was ($16) million. Our significant non-operating cash flow items during 2015 included a $77 million outlay for the purchase of World Energy Solutions and a $20 million outlay for the repurchase of $33 million in aggregate principal of our convertible notes due in August 2019. We ended 2015 with a cash balance of $138 million and $127 million of principal outstanding on our convertible notes.

Our total ARR grew to $127 million at the end of 2015, an increase of 46% from our total ARR of $87 million at the end of 2014. For the year, utility ARR declined by $2 million, or 3%, to $65 million driven by the completion of certain demand response programs, partially offset by growth of our utility subscription offerings. Enterprise ARR increased by over 200% year-over-year, from $20 million at the end of 2014 to $61 million at the end of 2015. Excluding $31 million of ARR contributed by the acquisition of World Energy Solutions, enterprise ARR grew by 50% organically during 2015, including 80% growth of our enterprise subscription software ARR.

[1]	Refer to “Statement of Use of Non-GAAP Measures” for non-GAAP definitions and refer to the financial schedules attached to this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Initial Full Year 2016 Outlook

In 2016, we intend to begin reporting results for our Software and Demand Response businesses in an effort to help the investment community better evaluate our performance against our strategies for these businesses. The guidance provided in this exhibit includes our revenue and adjusted EBITDA outlook for each of the businesses as well as directional commentary on the expected trends in revenue for the subcategories of each business – Grid Operator and Utility for Demand Response; and Subscription Software, Procurement Solutions, and Professional Services for Software. Additionally, the guidance includes the anticipated adjusted EBITDA impact of unallocated corporate expenses.

Our initial full year 2016 outlook includes $365-395 million of consolidated revenue with $285-$310 million for the demand response business and $80-85 million for the software business. Within the demand response business, we expect revenue from both grid operators and utilities to be flat to down 10% on a year-over-year basis. Within the software business, we expect Subscription Software revenue to increase by more than 50% year-over-year with 0-5% growth for both Procurement Solutions and Professional Services revenue.

Comparable pro forma revenue for 2015, reflecting our new reporting lines and excluding the impact of approximately $10 million of divested Professional Services revenue, was $389 million at the consolidated level with approximately $317 million for the demand response business and $72 million for the software business. Within the businesses, 2015 demand response revenue was comprised of approximately $259 million of revenue from grid operators and $58 million of revenue from utilities, while pro forma 2015 software revenue was comprised of approximately $20 million from Subscription Software, $36 million from Procurement Solutions and $16 million from Professional Services.

Our full-year expectation for adjusted EBITDA1 is ($45)-($35) million on a consolidated basis with $40-45 million from the demand response business, ($65)-($60) million from the software business, and approximately ($20) million from unallocated corporate expenses. Full year GAAP EPS is expected to range from ($3.85)-($3.50).

[1]	Refer to “Statement of Use of Non-GAAP Measures” for non-GAAP definitions and refer to the financial schedules attached to this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

EnerNOC, Inc. Safe Harbor Statement

Statements in this exhibit regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance on both a GAAP and non-GAAP basis, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this exhibit as of this date and assumes no obligations to update the information included in this exhibit or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EnerNOC, Inc.

Statement on Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company discloses certain non-GAAP measures that exclude certain amounts, including non-GAAP net (loss) income attributable to EnerNOC, Inc., non-GAAP net (loss) income per share attributable to EnerNOC, Inc., adjusted EBITDA and free cash flow. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.

The GAAP measure most comparable to non-GAAP net (loss) income attributable to EnerNOC, Inc. is GAAP net (loss) income attributable to EnerNOC, Inc.; the GAAP measure most comparable to non-GAAP net (loss) income per share attributable to EnerNOC, Inc. is GAAP net (loss) income per share attributable to EnerNOC, Inc.; the GAAP measure most comparable to adjusted EBITDA is GAAP net (loss) income attributable to EnerNOC, Inc.; and the GAAP measure most comparable to free cash flow is cash flows provided by (used in) operating activities. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included below.

Management uses these non-GAAP measures when evaluating the Company’s operating performance and for internal planning and forecasting purposes. Management believes that such measures help indicate underlying trends in the business, are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing the Company’s operating performance. For example, management considers non-GAAP net (loss) income attributable to EnerNOC, Inc. to be an important indicator of the overall performance because it eliminates the effects of events that are either not part of the Company’s core operations or are non-cash compensation expenses. In addition, management considers adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of the business and a good measure of the Company’s historical operating trend. Moreover, management considers free cash flow to be an indicator of the Company’s operating trend and performance of the business.

The following is an explanation of the non-GAAP measures that management utilizes, including the adjustments that management excluded as part of the non-GAAP measures:

•	Management defines non-GAAP net (loss) income attributable to EnerNOC, Inc. as net (loss) income attributable to EnerNOC, Inc. before accretion expense related to the debt-discount portion of interest expense associated with the convertible note issuance, stock-based compensation, direct and incremental expenses related to acquisitions, divestitures and restructuring activities, impairment of goodwill and intangible assets, gains on early extinguishment of debt, and amortization expenses related to acquisition-related intangible assets, net of related tax effects.

•	Management defines adjusted EBITDA as net (loss) income attributable to EnerNOC, Inc., excluding depreciation, amortization, asset impairments, stock-based compensation, direct and incremental expenses related to acquisitions, divestitures and restructuring activities, impairment of goodwill and intangible assets, gains on early extinguishment of debt, interest expense, income taxes and other income (expense), net.

•	Management defines free cash flow as net cash provided by operating activities, less capital expenditures, plus net cash provided by the sale of assets or disposals of components of an entity. Management defines capital expenditures as purchases of property and equipment, which includes capitalization of internal-use software development costs.

Non-GAAP net (loss) income attributable to EnerNOC, Inc., non-GAAP net (loss) income per share attributable to EnerNOC, Inc., adjusted EBITDA and free cash flow may have limitations as analytical tools. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to the financial information presented in accordance with GAAP and should not be considered measures of the Company’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.

EnerNOC, Inc.

Reconciliation Of Non-GAAP Measures To Nearest GAAP Measures

Reconciliation of Non-GAAP Net Loss Attributable to EnerNOC, Inc. And Net Loss Per Share Attributable to EnerNOC, Inc.

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,
	2015	2014
GAAP net loss attributable to EnerNOC, Inc.	($128,980)	($26,781)
Adjustments to reconcile GAAP net loss to Non-GAAP net loss:
Stock-based compensation expense	3,198	3,902
Amortization of acquired intangible assets	3,645	2,499
Direct and incremental expenses related to acquisitions, divestitures and restructuring [1]	310	1,994
Impairment of goodwill and intangible assets	108,763	—
Debt discount portion of interest expense related to convertible notes	1,001	1,000
Gain on early extinguishment of debt	(9,230)	—
Tax impact of items listed above	(7,900)	1,062

Non-GAAP net loss attributable to EnerNOC, Inc.	($29,193)	($16,324)

Weighted average number of common shares outstanding - diluted (GAAP and Non-GAAP)	28,587,413	27,406,087

GAAP net loss per diluted share	($4.51)	($0.98)
Non-GAAP net loss per diluted share	($1.02)	($0.60)

[1]	Includes costs for third party professional services (legal, accounting, valuation) and severance.

EnerNOC, Inc.

Reconciliation Of Non-GAAP Measures To Nearest GAAP Measures

Reconciliation of Non-GAAP Net (Loss) Income Attributable to EnerNOC, Inc. And Net (Loss) Income Per Share Attributable to EnerNOC, Inc.

(in thousands, except share and per share data)

(Unaudited)

	Twelve Months Ended December 31,
	2015	2014
GAAP net (loss) income attributable to EnerNOC, Inc.	($185,075)	$12,094
Adjustments to reconcile GAAP net (loss) income to Non-GAAP net (loss) income:
Stock-based compensation expense	14,585	16,063
Amortization of acquired intangible assets	15,252	9,252
Direct and incremental expenses related to acquisitions, divestitures and restructuring [1]	3,222	3,550
Impairment of goodwill and intangible assets	108,763	—
Debt discount portion of interest expense related to convertible notes	4,064	1,474
Gain on early extinguishment of debt	(9,230)	—
Tax impact of items listed above	(7,900)	(2,486)

Non-GAAP net (loss) income attributable to EnerNOC, Inc.	($56,319)	$39,947

Weighted average number of common shares outstanding - diluted (GAAP and Non-GAAP)	28,432,974	28,790,665

GAAP net (loss) income per diluted share	($6.51)	$0.42
Non-GAAP net (loss) income per diluted share	($1.98)	$1.39

[1]	Includes costs for third party professional services (legal, accounting, valuation) and severance.

EnerNOC, Inc.

Reconciliation of Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net (loss) income attributable to EnerNOC, Inc.	($128,980)	($26,781)	($185,075)	$12,094
Add back:
Depreciation and amortization [1]	11,028	8,250	40,287	31,417
Stock-based compensation expense	3,198	3,902	14,585	16,063
Direct and incremental expenses related to acquisitions, divestitures and restructuring [2]	310	1,994	3,222	3,550
Impairment of goodwill and intangible assets	108,763	—	108,763	—
Gain on extinguishment of debt	(9,230)	—	(9,230)	—
Other expense, net [3]	1,678	2,423	7,444	3,699
Interest expense	2,161	2,080	8,946	4,656
(Benefit from) Provision for income tax [4]	(8,487)	(5,957)	(10,010)	4,891

Adjusted EBITDA	($19,559)	($14,089)	($21,068)	$76,370

[1]	Includes impairments to fixed assets and other long term assets recorded during the three and twelve month period ended December 31, 2015.
[2]	Includes costs for third party professional services (legal, accounting, valuation) and severance.
[3]	Other expense, net primarily relates to foreign currency (gains) losses.
[4]	Excludes discrete tax benefit of ($117) and discrete tax provision of $985 recorded during the three and twelve month periods ended December 31, 2014 related to the sale of the USC business component.

EnerNOC, Inc.

Reconciliation of Free Cash Flow

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$21,706	$30,727	$3,480	$60,439
Add: Net cash provided by the sale of assets or disposals of components of an entity	946	1,600	3,937	8,046
Subtract: Purchases of property and equipment	(5,905)	(6,305)	(23,629)	(25,553)

Free cash flow	$16,747	$26,022	($16,212)	$42,932

Non-GAAP Financial Guidance

This exhibit includes estimates of future adjusted EBITDA. A reconciliation of these amounts to the nearest expected GAAP results is presented below:

	Twelve Months Ended December 31, 2016
			Per Diluted Share
In Millions, Except Per Share Amounts	Low	High	Low	High
Demand Response Adjusted EBITDA	$40	$45
Software Adjusted EBITDA	($65)	($60)
Corporate Adjusted EBITDA	($20)	($20)

Total Adjusted EBITDA	($45)	($35)
Reconciling Adjustments:
Depreciation and amortization	$38	$38
Stock-based compensation	$15	$15
Direct and incremental expenses [1]	$1	$1
Interest and other expense	$9	$9
Provision for income taxes	$3	$3

Projected GAAP Net Loss	($111)	($101)	($3.85)	($3.50)

Weighted Average Number of Common Shares Outstanding-Diluted	28.8	28.8

[1]	Represents costs associated with reorganizing the business.